Exhibit 99
FOR IMMEDIATE RELEASE:
Orrstown Financial Services, Inc. Reports Earnings for the First Quarter 2023

•Net income of $9.2 million and diluted earnings per share of $0.87 for the three months ended March 31, 2023 compared to net income of $9.6 million and diluted earnings per share of $0.91 for the three months ended December 31, 2022 and net income of $8.4 million and diluted earnings per share of $0.76 for the three months ended March 31, 2022;
•First quarter 2023 return on average assets of 1.27% and return on average equity of 15.88%;
•Tangible book value per share was $20.50 at March 31, 2023 compared to $19.47 at December 31, 2022. Tangible common equity improved from 7.1% at December 31, 2022 to 7.3% at March 31, 2023; capital impact of $13.0 million legal settlement expense and $3.2 million restructuring expense recorded in the third quarter of 2022 has been fully recovered;
•First quarter deposit growth was $39.4 million, or 6% annualized; deposits that are uninsured and not collateralized totaled $474.2 million, or 19%, of total deposits at March 31, 2023; deposit outflows outside of ordinary course were minimal;
•Net unrealized losses on securities available-for-sale improved by $8.8 million during the first quarter of 2023; net unrealized losses were 7% of the amortized cost of the investment security portfolio at March 31, 2023;
•Net interest margin, on a tax equivalent basis, was 3.94% in the first quarter of 2023 as compared to 4.14% in the fourth quarter of 2022 and 3.49% for the three months ended March 31, 2022; an increase in funding costs was the primary driver of the first quarter 2023 decrease; higher prepayment fees in the fourth quarter accounted for five basis points of the current quarter decrease;
•First quarter commercial loan growth, excluding SBA PPP loan forgiveness activity, was $63.2 million, or 15% annualized, as some expected fourth quarter closings were completed in the first quarter of 2023; the pace of loan production is expected to moderate for the remainder of 2023;
•Provision for credit losses was $0.7 million in the first quarter of 2023 under the new current expected credit loss ("CECL") standard compared to $0.6 million in the fourth quarter of 2022 under the incurred loss model; asset quality metrics remain strong despite growing economic uncertainty;
•The Company repurchased 54,262 shares of its common stock at an average price of $21.65 per share during the first quarter of 2023;
•The Board of Directors declared a cash dividend of $0.20 per common share, payable May 16, 2023, to shareholders of record as of May 9, 2023.

SHIPPENSBURG, PA (April 25, 2023) -- Orrstown Financial Services, Inc. ("Orrstown" or the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three months ended March 31, 2023. Net income totaled $9.2 million for the three months ended March 31, 2023, compared to $9.6 million for the three months ended December 31, 2022 and $8.4 million for the three months ended March 31, 2022. Diluted earnings per share totaled $0.87 for the three months ended March 31, 2023, compared to $0.91 for the three months ended December 31, 2022 and $0.76 for the three months ended March 31, 2022.
“Despite widespread challenges in the banking industry, Orrstown’s dedication to the communities we serve, combined with the trust our clients have shown in us, resulted in another successful quarter. Strong commercial loan growth and net interest margin helped the Company generate higher than expected net income and return metrics. While we expect the pace of loan growth to slow in the near term as we assess the economic and credit environment and anticipate some further margin compression, we remain confident that we are positioned to generate solid earnings going forward,” commented Thomas R. Quinn, Jr., President and Chief Executive Officer.
“Community banks have demonstrated their resilience even during the recent market disruption the industry has experienced since March when an already competitive deposit environment was further fueled by concerns about the banking sector," Quinn added. "Thanks in large part to our proactive client outreach and emphasis on our stability, we experienced modest deposit growth in a difficult deposit-gathering environment. Our capital position remains strong, and our balance sheet is closely monitored to ensure appropriate interest rate risk management. There is a new set of challenges ahead and we will continue to take a measured approach to drive client satisfaction and maximize shareholder value.”
DISCUSSION OF RESULTS
Balance Sheet
Loans
Loans held for investment, which includes SBA PPP loans, increased by $56.3 million from December 31, 2022 to March 31, 2023, or 11% annualized. Commercial loans, excluding SBA PPP loan forgiveness activity, increased by $63.2 million, or 15% annualized, from December 31, 2022 to March 31, 2023. SBA PPP loans, net of deferred fees and costs, declined by $3.0 million to $10.8 million at March 31, 2023 from $13.8 million at December 31, 2022 due to forgiveness and payment activity. Net deferred SBA PPP fees of $0.2 million remain at March 31, 2023. The first lien residential mortgage portfolio declined by $2.8 million, or 5% annualized, in the three months ended March 31, 2023.
Investment Securities
Investment securities, which are all available-for-sale, increased by $8.7 million to $533.1 million at March 31, 2023 compared to $524.4 million at December 31, 2022. Net unrealized losses on investment securities declined by $8.8 million primarily due to the further inversion of the yield curve. During the first quarter of 2023, the Bank purchased investment securities totaling $9.5 million. These purchases were offset by normal paydown activity of $11.1 million. In addition, Federal Home Loan Bank ("FHLB") stock increased $2.2 million due to an increase in borrowings during the first quarter of 2023. The overall duration of the Company's investment securities portfolio is 4.8 years. The Company has sufficient access to liquidity such that management does not believe it would be necessary to sell any of its investment securities at a loss to offset any unexpected deposit outflows. Management believes the structure of the Bank's investment portfolio is appropriately aligned with the rest of the balance sheet to protect against significant and unexpected charges against earnings and capital. See Appendix B for a summary of the Bank's investment securities at March 31, 2023, highlighting their concentrations, credit ratings and credit enhancement levels.
Deposits
Deposits increased by $39.4 million, or 6% annualized, totaling approximately $2.5 billion at both March 31, 2023 and December 31, 2022. In the first quarter of 2023, time deposits increased by $51.6 million, or 83% annualized, money market deposits increased by $4.1 million, or 3% annualized, and interest-bearing demand deposits increased by $2.8 million, or 1% annualized. These increases were partially offset by a decrease in savings deposits of $11.7 million, or 21% annualized, and a decrease in noninterest-bearing demand deposits of $7.4 million, or 6% annualized. The increase in time deposits was attributable to promotional offerings of up to 18-month terms. The decline in the savings and noninterest-bearing deposit categories was primarily the result of clients seeking higher-yielding products. During the first quarter of 2023, the Bank was successful at retaining many of those deposits and driving inflows from new clients as well. At March 31, 2023, deposits that are uninsured and not collateralized totaled $474.2 million, or 19%, of total deposits. Alternative solutions, such as reciprocal deposit products, have been offered to clients concerned about uninsured deposits. The Bank's loan-to-deposit ratio was only modestly higher at 88% at March 31, 2023 from 87% at December 31, 2022.
The previously announced sale of the Bank's Path Valley branch is expected to be completed in the second quarter of 2023. It is expected that an estimated $27.5 million in deposits will be sold at a premium of 6.0%.
Borrowings
FHLB advances and other borrowings increased by $56.2 million to $162.3 million at March 31, 2023 compared to $106.1 million at December 31, 2022. The increase in borrowings during the first quarter of 2023 includes fixed-rate advances from the FHLB totaling $40.0 million. With the continued strength in loan fundings and increased competition for deposits, the Bank elected to replace some of its overnight borrowings with lower cost term advances. The Bank tested its various sources of funding during the first quarter of 2023 to ensure accessibility. The availability of alternative funding sources, such as the FHLB advances and other wholesale options, exceeded $1.0 billion at March 31, 2023.

Income Statement
Net Interest Income and Margin
Net interest income decreased by $1.2 million to $26.3 million for the three months ended March 31, 2023 compared to $27.5 million for the three months ended December 31, 2022. The net interest margin, on a tax equivalent basis, remained strong, but decreased to 3.94% in the first quarter of 2023 from 4.14% in the fourth quarter of 2022. The decrease in net interest margin was primarily the result of increased funding costs due to competitive pressures and an increase in higher cost borrowings.
Interest income on loans increased by $1.7 million to $28.7 million for the three months ended March 31, 2023 compared to $27.0 million for the three months ended December 31, 2022. Loan growth and higher interest rates on loans were the primary drivers of this increase. Interest income on loans for the three months ended March 31, 2023 included prepayment fee income of $0.1 million, a decrease of $0.3 million, from $0.4 million for the three months ended December 31, 2022, which resulted in a decrease of five basis points in net interest margin.
Interest income on investment securities increased by $0.3 million to $5.2 million for the three months ended March 31, 2023 from $4.9 million for the fourth quarter of 2022. The increase reflects higher yields on adjustable rate securities.
Interest expense increased by $3.4 million to $8.0 million for the three months ended March 31, 2023 compared to $4.6 million for the three months ended December 31, 2022 due primarily to increasing deposit and borrowing rates for both existing and new balances. In addition, average interest-bearing deposits increased by $56.4 million and average borrowings increased by $53.8 million during the three months ended March 31, 2023.
Provision for Credit Losses
The allowance for credit losses increased by $3.2 million to $28.4 million at March 31, 2023, compared to $25.2 million at December 31, 2022. The allowance for credit losses to total loans was 1.28% at March 31, 2023 compared to 1.17% at December 31, 2022. On January 1, 2023, the Company adopted Accounting Standards Update No. 2016-13, Financial Instruments - Credit Losses (Topic 326) ("ASU 2016-13"), the current expected credit losses accounting standard commonly referred to as "CECL," resulting in a cumulative-effect adjustment that increased the allowance for credit losses by $2.4 million. The Company recorded a provision for credit losses of $0.7 million for the three months ended March 31, 2023 under the CECL model compared to $0.6 million for the three months ended December 31, 2022 under the incurred loss model. Asset quality metrics remain strong despite growing economic uncertainty. Net recoveries were less than $0.1 million for the three months ended March 31, 2023 compared to net charge-offs of $0.1 million for the three months ended December 31, 2022. Non-accruals increased by $0.6 million to $21.2 million at March 31, 2023 from $20.6 million at December 31, 2022 primarily due to additions of $1.5 million, inclusive of $0.9 million transferred to non-accrual due to the treatment of purchased credit deteriorated loans at the individual asset level under CECL, partially offset by payments of $0.7 million, partial charge-offs of $0.1 million and loans returned to accrual status of $0.1 million. Management believes the allowance for credit losses to be adequate based on current asset quality metrics and economic conditions.
Management regularly analyzes the commercial real estate portfolio, which includes the review of occupancy, cash flows, expenses and expiring leases, as well as the location of the real estate. At March 31, 2023, the Company had $236.2 million in loans related to office space. Management believes that the office space portfolio is well-diversified and includes only limited exposure to properties located in major metro markets (less than 3% of the total commercial real estate loan balance as of March 31, 2023). In addition, management recently completed stress testing on commercial real estate loans totaling $1.0 million or greater. The average loan-to-value ratio was less than 60% for the tested loans. The results of this stress testing, for which projected cash flows were reduced by 30%, indicated that the average projected cash flows are sufficient for borrowers to meet covenant requirements.
Noninterest Income
Noninterest income decreased by $0.1 million to $6.1 million in the three months ended March 31, 2023 compared to $6.2 million in the three months ended December 31, 2022.
Wealth management income increased by $0.2 million to $2.7 million during the first quarter of 2023 from $2.5 million during the fourth quarter of 2022 due to slight improvement in market conditions in the stock and bond markets.
Mortgage banking income increased by $0.3 million from $0.2 million in the fourth quarter of 2022 to $0.5 million in the first quarter of 2023. Market conditions and elevated interest rates continued to hinder mortgage production during the first quarter of 2023. Due to the current mortgage interest rates, clients have shifted from conventional fixed-rate mortgages to adjustable-rate products, which has reduced the residential mortgage loan pipeline for sale in the secondary market. Mortgage loans sold totaled $9.6 million in the first quarter of 2023 compared to $8.6 million in the fourth quarter of 2022 and $31.9 million in the first quarter of 2022. During the three months ended March 31, 2023, mortgage interest rates declined, which resulted in an improvement to the fair value mark of the Bank's held-for-sale loans of $0.3 million.
During the first quarter of 2023, the Company did not execute any customer interest rate swaps. As a result, swap fee income decreased by $0.7 million for the three months ended March 31, 2023 compared to the three months ended December 31, 2022. Swap fee income fluctuates based on market conditions and client demand.
Noninterest Expenses
Noninterest expenses decreased by $0.9 million to $20.3 million in the three months ended March 31, 2023 from $21.2 million in the three months ended December 31, 2022.
Salaries and benefits expense decreased by $0.5 million to $12.2 million for the three months ended March 31, 2023 compared to $12.7 million for the three months ended December 31, 2022. The decrease was attributed primarily to performance-based bonuses recognized during the fourth quarter of 2022, partially offset by an increase in employee benefit costs and employment taxes in the first quarter of 2023 as these costs typically are higher early in the year.
Advertising and bank promotions expense decreased by $0.4 million to $0.4 million in the three months ended March 31, 2023 from $0.8 million for the three months ended December 31, 2022 due to $0.4 million in contributions to tax credit programs during the fourth quarter of 2022. Taxes other than income increased by $0.3 million to $0.5 million in the three months ended March 31, 2023 compared to $0.2 million in the three months ended December 31, 2022. This increase reflects the tax credits recognized on the contributions during the fourth quarter of 2022.
Other operating expenses decreased by $0.4 million to $2.2 million during the first quarter of 2023 compared to $2.6 million during the fourth quarter of 2022. This decrease included a reduction in client fraud losses of $0.1 million. Included in this balance is $0.2 million of mark-to-market losses on derivatives not designated as hedging instruments for the three months ended March 31, 2023 and December 31, 2022 at $0.2 million. The remaining fluctuation is attributable to normal business operations.
Income Taxes
The Company's effective tax rate for the first quarter of 2023 was 19.6% compared to 19.0% for the fourth quarter of 2022. The Company's effective tax rate for the three months ended March 31, 2023 is less than the 21% federal statutory rate due to tax-exempt income, including interest earned on tax-exempt loans and securities and income from life insurance policies, as well as tax credits. The increase in the effective tax rate was primarily due to an increase in taxable income as the effective tax rate in 2022 included the impact from the restructuring charge and legal settlement. In addition, as interest expense increases, the portion that is disallowed as a deduction against earnings, in association with the Bank's tax-exempt investments under the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"), also increases.
Capital
Shareholders’ equity totaled $240.2 million at March 31, 2023, an increase of $11.3 million from $228.9 million at December 31, 2022. The increase was primarily attributable to net income of $9.2 million and other comprehensive income of $7.1 million, partially offset by dividends paid of $2.1 million for the three months ended March 31, 2023 and the cumulative-effect adjustment from the adoption of CECL that decreased retained earnings by $2.0 million. Other comprehensive income increased due to after-tax declines of $6.8 million and $0.3 million in net unrealized losses on investment securities and cash flow hedges, respectively.
Tangible book value per share(1) increased to $20.50 per share at March 31, 2023 from $19.47 per share at December 31, 2022 primarily as a result of the increase in shareholders' equity. Recently, tangible book value per share was as low as $18.34 per share at September 30, 2022 after the Company recorded litigation and restructuring-related charges. Tangible book value per share increased in part due to improvement in other comprehensive income, which increased from $14.1 million in after-tax net unrealized losses during the third quarter of 2022 to after-tax net unrealized gains of $6.8 million during the first quarter of 2023.

(1) Non-GAAP measure. See Appendix A for additional information.

The Company's tangible common equity ratio increased to 7.3% at March 31, 2023 from 7.1% at December 31, 2022 primarily due to an increase in tangible equity from net income and the decrease in unrealized losses on available-for-sale securities. The Company's total risk-based capital ratio was 12.8% at March 31, 2023 up from 12.7% at December 31, 2022. The Company's Tier 1 leverage ratio remained at 8.5% at March 31, 2023 and December 31, 2022. At March 31, 2023, all four capital ratios applicable to the Company were above regulatory minimum levels to be deemed “well capitalized” under current bank regulatory guidelines. At this time, the Company continues to believe that capital is adequate to support the risks inherent in the balance sheet, as well as growth requirements.
The Board of Directors approved a cash dividend of $0.20 per share, payable on May 16, 2023, to shareholders of record as of May 9, 2023.

Investor Relations Contact:
Neelesh Kalani
Executive Vice President, Chief Financial Officer
Phone (717) 510-7097

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2023	2022

Profitability for the period:
Net interest income	$26,294	$22,573
Provision for credit losses	729	300
Noninterest income	6,078	7,474
Noninterest expenses	20,255	19,364
Income before income tax expense	11,388	10,383
Income tax expense	2,232	2,015
Net income available to common shareholders	$9,156	$8,368

Financial ratios:
Return on average assets (1)	1.27%	1.20%
Return on average equity (1)	15.88%	12.65%
Net interest margin (1)	3.94%	3.49%
Efficiency ratio	62.6%	64.4%
Income per common share:
Basic	$0.88	$0.77
Diluted	$0.87	$0.76

Average equity to average assets	7.97%	9.47%

(1) Annualized.

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)
(continued)
	March 31,	December 31,
(Dollars in thousands, except per share amounts)	2023	2022
At period-end:
Total assets	$3,011,548	$2,922,408
Total deposits	2,515,626	2,476,246
Loans, net of allowance for credit losses	2,179,137	2,126,054
Loans held-for-sale, at fair value	7,341	10,880
Securities available for sale, at fair value	520,232	513,728
Borrowings	176,315	123,390
Subordinated notes	32,042	32,026
Shareholders' equity	240,161	228,896

Credit quality and capital ratios (1):
Allowance for credit losses to total loans	1.28%	1.17%
Total nonaccrual loans to total loans	0.96%	0.96%
Nonperforming assets to total assets	0.71%	0.70%
Allowance for credit losses to nonaccrual loans	134%	122%
Total risk-based capital:
Orrstown Financial Services, Inc.	12.8%	12.7%
Orrstown Bank	12.4%	12.3%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc.	10.4%	10.3%
Orrstown Bank	11.2%	11.2%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc.	10.4%	10.3%
Orrstown Bank	11.2%	11.2%
Tier 1 leverage capital:
Orrstown Financial Services, Inc.	8.5%	8.5%
Orrstown Bank	9.2%	9.2%

Book value per common share	$22.46	$21.45

(1) Capital ratios are estimated, subject to regulatory filings. The Company elected the three-year phase in option for the day-one impact of ASU 2016-13 for current expected credit losses ("CECL") to regulatory capital. In the first year of adoption in 2023, the Company adjusted retained earnings, allowance for credit losses includable in tier 2 capital and the deferred tax assets from temporary differences in risk weighted assets by the permitted percentage of the day-one impact from adopting the new CECL standard.

ORRSTOWN FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except per share amounts)	March 31, 2023	December 31, 2022
Assets
Cash and due from banks	$27,612	$28,477
Interest-bearing deposits with banks	70,711	32,346
Cash and cash equivalents	98,323	60,823
Restricted investments in bank stocks	12,869	10,642
Securities available for sale (amortized cost of $561,008 and $563,278 at March 31, 2023 and December 31, 2022, respectively)	520,232	513,728
Loans held for sale, at fair value	7,341	10,880
Loans	2,207,501	2,151,232
Less: Allowance for credit losses	(28,364)	(25,178)
Net loans	2,179,137	2,126,054
Premises and equipment, net	29,106	29,328
Cash surrender value of life insurance	72,179	71,760
Goodwill	18,724	18,724
Other intangible assets, net	2,828	3,078
Accrued interest receivable	10,911	11,027
Deferred tax assets, net	21,335	24,031
Other assets	38,563	42,333
Total assets	$3,011,548	$2,922,408
Liabilities
Deposits:
Noninterest-bearing	$488,630	$494,131
Interest-bearing	1,999,479	1,950,807
Deposits held for assumption in connection with sale of bank branch	27,517	31,307
Total deposits	2,515,626	2,476,246
Securities sold under agreements to repurchase and federal funds purchased	13,989	17,251
FHLB advances and other borrowings	162,326	106,139
Subordinated notes	32,042	32,026
Accrued interest and other liabilities	47,404	61,850
Total liabilities	2,771,387	2,693,512
Shareholders’ Equity
Preferred stock, $1.25 par value per share; 500,000 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value—$0.05205 stated value per share 50,000,000 shares authorized; 11,222,732 shares issued and 10,691,907 outstanding at March 31, 2023; 11,229,242 shares issued and 10,671,413 outstanding at December 31, 2022	584	584
Additional paid—in capital	187,572	189,264
Retained earnings	97,519	92,473
Accumulated other comprehensive losses	(32,825)	(39,913)
Treasury stock— 530,825 and 557,829 shares, at cost at March 31, 2023 and December 31, 2022, respectively	(12,689)	(13,512)
Total shareholders’ equity	240,161	228,896
Total liabilities and shareholders’ equity	$3,011,548	$2,922,408

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	Three Months Ended
	March 31,	March 31,
(In thousands)	2023	2022
Interest income
Loans	$28,744	$21,369
Investment securities - taxable	4,370	1,598
Investment securities - tax-exempt	865	722
Short-term investments	298	101
Total interest income	34,277	23,790
Interest expense
Deposits	6,202	685
Securities sold under agreements to repurchase and federal funds purchased	25	7
FHLB advances and other borrowings	1,252	22
Subordinated notes	504	503
Total interest expense	7,983	1,217
Net interest income	26,294	22,573
Provision for credit losses	729	300
Net interest income after provision for credit losses	25,565	22,273
Noninterest income
Service charges	1,157	1,073
Interchange income	965	981
Swap fee income	—	953
Wealth management income	2,747	2,869
Mortgage banking activities	478	721
Investment securities losses	(8)	(146)
Other income	739	1,023
Total noninterest income	6,078	7,474
Noninterest expenses
Salaries and employee benefits	12,196	11,337
Occupancy, furniture and equipment	2,333	2,567
Data processing	1,217	1,053
Advertising and bank promotions	405	355
FDIC insurance	504	283
Professional services	734	808
Taxes other than income	457	564
Intangible asset amortization	250	292
Other operating expenses	2,159	2,105
Total noninterest expenses	20,255	19,364
Income before income tax expense	11,388	10,383
Income tax expense	2,232	2,015
Net income	$9,156	$8,368

Share information:
Basic earnings per share	$0.88	$0.77
Diluted earnings per share	$0.87	$0.76
Weighted average shares - basic	10,385	10,860
Weighted average shares - diluted	10,496	11,007

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
	Three Months Ended
	3/31/2023			12/31/2022			9/30/2022			6/30/2022			3/31/2022
		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$29,599	$298	4.07%	$28,419	$238	3.31%	$38,068	$200	2.08%	$131,449	$235	0.72%	$199,788	$101	0.20%
Investment securities (1)	525,685	5,465	4.18	512,779	5,170	4.03	528,988	4,377	3.31	523,940	3,388	2.59	472,195	2,512	2.13
Loans (1)(2)(3)	2,180,224	28,844	5.36	2,133,052	27,061	5.04	2,051,707	23,219	4.49	2,008,283	22,090	4.41	1,974,804	21,429	4.39
Total interest-earning assets	2,735,508	34,607	5.12	2,674,250	32,469	4.83	2,618,763	27,796	4.22	2,663,672	25,713	3.87	2,646,787	24,042	3.67
Other assets	197,620			202,384			196,277			192,561			184,300
Total Assets	$2,933,128			$2,876,634			$2,815,040			$2,856,233			$2,831,087
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,503,421	4,862	1.31	$1,459,109	2,838	0.77	$1,379,082	912	0.26	$1,420,051	301	0.09	$1,398,182	256	0.07
Savings deposits	219,408	133	0.25	228,521	132	0.23	237,462	90	0.15	236,916	63	0.11	227,676	57	0.10
Time deposits	275,880	1,207	1.78	254,637	609	0.95	265,015	370	0.55	275,408	337	0.49	298,618	372	0.51
Total interest-bearing deposits	1,998,709	6,202	1.26	1,942,267	3,579	0.73	1,881,559	1,372	0.29	1,932,375	701	0.15	1,924,476	685	0.14
Securities sold under agreements to repurchase and federal funds purchased	13,868	25	0.72	18,211	20	0.46	23,480	10	0.18	24,045	7	0.11	23,530	7	0.12
FHLB advances and other borrowings	106,434	1,252	4.77	48,276	509	4.21	10,394	78	3.02	1,741	21	4.74	1,850	22	4.74
Subordinated notes	32,033	504	6.29	32,016	503	6.29	32,000	504	6.29	31,985	503	6.29	31,969	503	6.29
Total interest-bearing liabilities	2,151,044	7,983	1.50	2,040,770	4,611	0.90	1,947,433	1,964	0.40	1,990,146	1,232	0.25	1,981,825	1,217	0.25
Noninterest-bearing demand deposits	495,562			540,275			575,777			572,171			540,139
Other liabilities	52,630			74,602			49,964			47,190			40,919
Total Liabilities	2,699,236			2,655,647			2,573,174			2,609,507			2,562,883
Shareholders' Equity	233,892			220,987			241,866			246,726			268,204
Total	$2,933,128			$2,876,634			$2,815,040			$2,856,233			$2,831,087
Taxable-equivalent net interest income / net interest spread		26,624	3.62%		27,858	3.93%		25,832	3.82%		24,481	3.62%		22,825	3.42%
Taxable-equivalent net interest margin			3.94%			4.14%			3.92%			3.68%			3.49%
Taxable-equivalent adjustment		(330)			(374)			(377)			(363)			(252)
Net interest income		$26,294			$27,484			$25,455			$24,118			$22,573
Ratio of average interest-earning assets to average interest-bearing liabilities			127%			131%			134%			134%			134%

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balances include nonaccrual loans.
(3) Interest income on loans includes prepayment and late fees, where applicable

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)

(In thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Profitability for the quarter:
Net interest income	$26,294	$27,484	$25,455	$24,118	$22,573
Provision for credit losses	729	585	1,500	1,775	300
Noninterest income	6,078	6,226	6,058	7,194	7,474
Noninterest expenses	20,255	21,236	36,412	18,794	19,364
Income (loss) before income taxes	11,388	11,889	(6,399)	10,743	10,383
Income tax expense (benefit)	2,232	2,263	(1,571)	1,872	2,015
Net income (loss)	$9,156	$9,626	$(4,828)	$8,871	$8,368

Financial ratios:
Return on average assets (1)	1.27%	1.33%	(0.68)%	1.25%	1.20%
Return on average assets, adjusted (1)(2)(3)	1.27%	1.33%	1.12%	1.25%	1.20%
Return on average equity (1)	15.88%	17.28%	(7.92)%	14.42%	12.65%
Return on average equity, adjusted (1)(2)(3)	15.88%	17.28%	13.02%	14.42%	12.65%
Net interest margin (1)	3.94%	4.14%	3.92%	3.68%	3.49%
Efficiency ratio	62.6%	63.0%	115.5%	60.0%	64.4%
Efficiency ratio, adjusted (2)(3)	62.6%	63.0%	64.3%	60.0%	64.4%

Per share information:
Income (loss) per common share:
Basic	$0.88	$0.93	$(0.47)	$0.84	$0.77
Basic, adjusted (2)(3)	0.88	0.93	0.77	0.84	0.77
Diluted	0.87	0.91	(0.47)	0.83	0.76
Diluted, adjusted (2)(3)	0.87	0.91	0.75	0.83	0.76
Book value	22.46	21.45	20.34	22.25	23.00
Tangible book value (2)	20.50	19.47	18.34	20.23	21.03
Cash dividends paid	0.20	0.19	0.19	0.19	0.19

Average basic shares	10,385	10,382	10,369	10,610	10,860
Average diluted shares	10,496	10,550	10,529	10,744	11,007
(1) Annualized.
(2) Ratio has been adjusted for the restructuring charge and provision for legal settlement for the three months ended September 30, 2022.
(3) Non-GAAP based financial measure. Please refer to Appendix A - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
(In thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Noninterest income:
Service charges	$1,157	$1,131	$1,216	$1,194	$1,073
Interchange income	965	996	1,014	1,064	981
Swap fee income	—	697	197	785	953
Wealth management income	2,747	2,535	2,953	2,894	2,869
Mortgage banking activities	478	202	(1,014)	498	721
Other income	739	662	1,706	762	1,023
Investment securities (losses) gains	(8)	3	(14)	(3)	(146)
Total noninterest income	$6,078	$6,226	$6,058	$7,194	$7,474

Noninterest expenses:
Salaries and employee benefits	$12,196	$12,650	$12,705	$11,312	$11,337
Occupancy, furniture and equipment	2,333	2,442	2,380	2,423	2,567
Data processing	1,217	1,150	1,192	1,165	1,053
Advertising and bank promotions	405	750	278	881	355
FDIC insurance	504	316	294	190	283
Professional services	734	837	887	722	808
Taxes other than income	457	231	488	108	564
Intangible asset amortization	250	260	272	281	292
Provision for legal settlement	—	—	13,000	—	—
Restructuring expenses	—	—	3,155	—	—
Other operating expenses	2,159	2,600	1,761	1,712	2,105
Total noninterest expenses	$20,255	$21,236	$36,412	$18,794	$19,364

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
(In thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Balance Sheet at quarter end:
Cash and cash equivalents	$98,323	$60,823	$66,927	$111,906	$214,238
Restricted investments in bank stocks	12,869	10,642	6,469	6,500	6,791
Securities available for sale	520,232	513,728	503,596	512,698	529,730
Loans held for sale, at fair value	7,341	10,880	10,175	7,824	7,403
Loans:
Commercial real estate:
Owner occupied	339,371	315,770	313,125	287,825	256,526
Non-owner occupied	603,396	608,043	573,605	559,309	558,999
Multi-family	144,053	138,832	114,561	116,110	93,158
Non-owner occupied residential	106,390	104,604	105,267	109,141	102,269
Commercial and industrial (1)	380,683	357,774	378,574	379,729	443,170
Acquisition and development:
1-4 family residential construction	20,941	25,068	20,810	22,650	15,115
Commercial and land development	174,556	158,308	148,512	134,947	105,204
Municipal	11,329	12,173	12,683	12,957	14,626
Total commercial loans	1,780,719	1,720,572	1,667,137	1,622,668	1,589,067
Residential mortgage:
First lien	227,031	229,849	220,970	202,787	203,231
Home equity – term	5,371	5,505	5,869	5,996	5,820
Home equity – lines of credit	183,340	183,241	180,267	171,269	164,818
Installment and other loans	11,040	12,065	13,684	14,909	15,371
Total loans	2,207,501	2,151,232	2,087,927	2,017,629	1,978,307
Allowance for credit losses (2)	(28,364)	(25,178)	(24,709)	(23,279)	(21,508)
Net loans held-for-investment	2,179,137	2,126,054	2,063,218	1,994,350	1,956,799
Goodwill	18,724	18,724	18,724	18,724	18,724
Other intangible assets, net	2,828	3,078	3,338	3,610	3,891
Total assets	3,011,548	2,922,408	2,852,092	2,824,201	2,900,537
Total deposits (3)	2,515,626	2,476,246	2,505,853	2,478,616	2,545,992
Borrowings	176,315	123,390	22,632	25,965	26,412
Subordinated notes	32,042	32,026	32,010	31,994	31,978
Total shareholders' equity	240,161	228,896	217,378	237,527	254,804

(1) This balance includes $10.8 million, $13.8 million, $17.0 million, $30.2 million and $122.5 million of SBA PPP loans, net of deferred fees and costs, at March 31, 2023, December 31, 2022, September 30, 2022, June 30, 2022 and March 31, 2022, respectively.
(2) The balance at March 31, 2023 includes $2.4 million in a one-time cumulative-effect adjustment that increased the allowance for credit losses from the adoption of the new CECL standard.
(3) This balance includes deposits of approximately $27.5 million expected to be conveyed in the Path Valley branch sale at March 31, 2023, which is comprised of $21.5 million in interest-bearing deposits and $6.0 million in non-interest bearing deposits. At December 31, 2022, $31.7 million in deposits were expected to be conveyed in the branch sale, consisting of $24.3 million in interest-bearing deposits and $7.4 million in non-interest bearing deposits.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Capital and credit quality measures (1):
Total risk-based capital:
Orrstown Financial Services, Inc	12.8%	12.7%	12.7%	13.5%	14.3%
Orrstown Bank	12.4%	12.3%	12.9%	13.3%	13.8%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc	10.4%	10.3%	10.2%	10.9%	11.7%
Orrstown Bank	11.2%	11.2%	11.8%	12.2%	12.7%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc	10.4%	10.3%	10.2%	10.9%	11.7%
Orrstown Bank	11.2%	11.2%	11.8%	12.2%	12.7%
Tier 1 leverage capital:
Orrstown Financial Services, Inc	8.5%	8.5%	8.4%	8.5%	8.8%
Orrstown Bank	9.2%	9.2%	9.6%	9.5%	9.5%

Average equity to average assets	7.97%	7.68%	8.59%	8.64%	9.47%
Allowance for credit losses to total loans	1.28%	1.17%	1.18%	1.15%	1.09%
Total nonaccrual loans to total loans	0.96%	0.96%	0.25%	0.27%	0.28%
Nonperforming assets to total assets	0.71%	0.70%	0.19%	0.19%	0.19%
Allowance for credit losses to nonaccrual loans	134%	122%	466%	432%	390%

Other information:
Net (recoveries) charge-offs	$(34)	$116	$70	$4	$(28)
Classified loans	34,024	36,325	19,576	19,682	23,421
Nonperforming and other risk assets:
Nonaccrual loans (3)	21,246	20,583	5,303	5,387	5,510
Other real estate owned	85	—	—	—	—
Total nonperforming assets	21,331	20,583	5,303	5,387	5,510
Financial difficulty modifications / Troubled debt restructurings still accruing (2)	—	682	689	568	575
Loans past due 90 days or more and still accruing (3)	28	439	232	322	238
Total nonperforming and other risk assets	$21,359	$21,704	$6,224	$6,277	$6,323
(1) Capital ratios are estimated, subject to regulatory filings. The Company elected the three-year phase in option for the day-one impact of ASU 2016-13 for current expected credit losses ("CECL") to regulatory capital. In the first year of adoption in 2023, the Company adjusted retained earnings, allowance for credit losses includable in tier 2 capital and the deferred tax assets from temporary differences in risk weighted assets by the permitted percentage of the day-one impact from adopting the new CECL standard.

(2) On January 1, 2023, the Company adopted ASU No. 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures (“ASU 2022-02”), which eliminated the troubled debt restructuring ("TDR") accounting model and requires that the Company evaluate, based on the accounting for loan modifications, whether the borrower is experiencing financial difficulty and the modification results in a more-than-insignificant direct change in the contractual cash flows and represents a new loan or a continuation of an existing loan. At March 31, 2023, the Company did not have loans meeting the “Financial Difficulty Modification” criteria in accordance with ASU 2022-02.

(3) Includes zero, $0.4 million, $0.2 million, $0.3 million and $0.2 million of purchased credit impaired loans at March 31, 2023, December 31, 2022, September 30, 2022, June 30, 2022, and March 31, 2022, respectively, in accordance with ASC 310-30. Upon adoption of the CECL standard, purchased credit deteriorated loans were evaluated on an individual loan level and reported on an individual loan basis under ASC 310-20, Nonrefundable Fees and Other Costs.

Appendix A- Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations
As a result of acquisitions, the Company has intangible assets consisting of goodwill and core deposit and other intangible assets, which totaled $21.6 million and $21.8 million at March 31, 2023 and December 31, 2022, respectively. Additionally, the Company incurred $3.2 million and $13.0 million in restructuring charges and a provision for legal settlement, respectively, during the three months ended September 30, 2022.
Management believes providing certain other “non-GAAP” financial information will assist investors in their understanding of the effect on recent financial results from non-recurring charges.
Tangible book value per common share and the impact of the restructuring charge and legal settlement on net income and associated ratios, as used by the Company in this earnings release, are determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). While we believe this information is a useful supplement to GAAP based measures presented in this earnings release, readers are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments to be determined in accordance with GAAP.
The following tables present the computation of each non-GAAP based measure:
(dollars and shares in thousands)

Tangible Book Value per Common Share	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Shareholders' equity (most directly comparable GAAP-based measure)	$240,161	$228,896	$217,378	$237,527	$254,804
Less: Goodwill	18,724	18,724	18,724	18,724	18,724
Other intangible assets	2,828	3,078	3,338	3,610	3,891
Related tax effect	(594)	(646)	(701)	(758)	(817)
Tangible common equity (non-GAAP)	$219,203	$207,740	$196,017	$215,951	$233,006

Common shares outstanding	10,692	10,671	10,686	10,676	11,079

Book value per share (most directly comparable GAAP-based measure)	$22.46	$21.45	$20.34	$22.25	$23.00
Intangible assets per share	1.96	1.98	2.00	2.02	1.97
Tangible book value per share (non-GAAP)	$20.50	$19.47	$18.34	$20.23	$21.03

(dollars and shares in thousands)
Adjusted Ratios for Restructuring Charges and Provision for Legal Settlement	September 30, 2022
Three Months Ended
Net loss (A) - most directly comparable GAAP-based measure	$(4,828)
Plus: Restructuring expenses (B)	3,155
Plus: Provision for legal settlement (B)	13,000
Less: Related tax effect (C)	(3,393)
Adjusted net income (D=A+B-C) - Non-GAAP	$7,934

Average assets (E)	$2,815,040
Return on average assets (= A / E) - most directly comparable GAAP-based measure	(0.68)%
Return on average assets, adjusted (1) (= D / E) - Non-GAAP	1.12%

Average equity (F)	$241,866
Return on average equity (= A / F) - most directly comparable GAAP-based measure	(7.92)%
Return on average equity, adjusted (1) (= D / F) - Non-GAAP	13.02%

Weighted average shares - basic (G) - most directly comparable GAAP-based measure	10,369
Basic loss per share (= A / G) - most directly comparable GAAP-based measure	$(0.47)
Basic earnings per share, adjusted (= D / G) - Non-GAAP	$0.77

Weighted average shares - diluted (H) - most directly comparable GAAP-based measure	10,369
Diluted loss per share (= A / H) - most directly comparable GAAP-based measure	$(0.47)
Diluted earnings per share, adjusted (= D / H) - Non-GAAP	$0.75

Noninterest expense (I) - most directly comparable GAAP-based measure	$36,412
Less: Restructuring expenses (B)	(3,155)
Less: Provision for legal expenses (B)	(13,000)
Adjusted noninterest expense (J = I - B) - Non-GAAP	$20,257

Net interest income (K)	$25,455
Noninterest income (L)	6,058
Total operating income (M = K + L)	$31,513

Efficiency ratio (= I / M) - most directly comparable GAAP-based measure	115.5%
Efficiency ratio, adjusted (= J / M) - Non-GAAP	64.3%

Appendix B- Investment Portfolio Concentrations
The following table summarizes the credit ratings and collateral associated with the Company's investment security portfolio, excluding equity securities, at March 31, 2023:
(dollars in thousands)

Sector	Portfolio Mix	Amortized Book	Fair Value	Credit Enhancement	AAA	AA	A	BBB	NR	Collateral / Guarantee Type
Unsecured ABS	1%	$4,610	$4,055	33%	—%	—%	—%	—%	100%	Unsecured Consumer Debt
Student Loan ABS	1	6,542	6,309	27	—	—	—	—	100	Seasoned Student Loans
Federal Family Education Loan ABS	19	108,157	105,437	8	89	11	—	—	—	Federal Family Education Loan (1)
PACE Loan ABS	—	2,633	2,402	6	100	—	—	—	—	PACE Loans (4)
Non-Agency CMBS	4	24,299	24,390	19	—	—	—	—	100
Non-Agency RMBS	3	16,862	13,050	14	100	—	—	—	—	Reverse Mortgages (2)
Municipal - General Obligation	19	104,797	95,481		4	90	6	—	—
Municipal - Revenue	22	120,511	108,121		—	82	12	—	6
SBA ReRemic (5)	1	4,827	4,741		—	100	—	—	—	SBA Guarantee (3)
Small Business Administration	2	10,043	10,708		—	100	—	—	—	SBA Guarantee (3)
Agency MBS	24	137,290	127,475		—	100	—	—	—	Residential Mortgages (3)
U.S. Treasury securities	4	20,067	17,693		—	100	—	—	—	U.S. Government Guarantee (3)
Bank CDs	—	249	249		—	—	—	—	100	FDIC-Insured CD
	100%	$560,887	$520,111		21%	67%	4%	—%	8%

(1) 97% guaranteed by U.S. government
(2) Non-agency reverse mortgages with current structural credit enhancements
(3) Guaranteed by U.S. government or U.S. government agencies
(4) PACE acronym represents Property Assessed Clean Energy loans
(5) SBA ReRemic acronym represents Re-Securitization of Real Estate Mortgage Investment Conduits

Note: Ratings in table are the lowest of the six rating agencies (Standard & Poor's, Moody's, Fitch, Morningstar, DBRS and Kroll Bond Rating Agency). Standard & Poor's rates U.S. government obligations at AA+.

About the Company
With $3.0 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Howard, and Washington Counties, Maryland, as well as Baltimore City, Maryland. The Company's lending area also includes adjacent counties in Pennsylvania and Maryland, as well as Loudon County, Virginia and Berkeley, Jefferson and Morgan Counties, West Virginia. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.
Cautionary Note Regarding Forward-Looking Statements:
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company's industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Forward-looking statements are statements that include projections, predictions, expectations, estimates or beliefs about events or results or otherwise are not statements of historical factors, many of which, by their nature, are inherently uncertain and beyond the Company's control, and include, but are not limited to, statements related to new business development, new loan opportunities, growth in the balance sheet and fee-based revenue lines of business, merger and acquisition activity, cost savings initiatives, reducing risk assets and mitigating losses in the future. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will achieve the desired level of new business development and new loans, growth in the balance sheet and fee-based revenue lines of business, successful merger and acquisition activity and cost savings initiatives and continued reductions in risk assets or mitigate losses in the future. Factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to: ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; the integration of the Company's strategic acquisitions; the inability to fully achieve expected savings, efficiencies or synergies from mergers and acquisitions and cost savings initiatives, or taking longer than estimated for such savings, efficiencies and synergies to be realized; changes in laws and regulations; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatility in the securities markets; the demand for our products and services; deteriorating economic conditions; geopolitical tensions; changes in litigation matters, including the failure to obtain Court approval of proposed settlements, the number of plaintiffs who opt-out of proposed settlements and whether a proposed settlement is appealed; operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters and future pandemics; expenses associated with pending litigation and legal proceedings; and other risks and uncertainties, including those detailed in our Annual Report on Form 10-K for the year ended December 31, 2022 under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in subsequently filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and we disclaim any obligation to update this information. The foregoing list of factors is not exhaustive.
If one or more events related to these or other risks or uncertainties materializes, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.
The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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